EXHIBIT 4.1

Execution Version

AptarGroup, Inc.

___________________________________

First Amendment
Dated as of November 30, 2010

to

Note Purchase Agreement
Dated as of July 31, 2006

___________________________________

Re:   $50,000,000 aggregate principal amount
6.04% Senior Notes, Series 2006-A, Due July 31, 2016

First Amendment to Note Purchase Agreement

This First Amendment dated as of November 30, 2010 (the or this “First Amendment”) to the Note Purchase Agreement dated as of July 31, 2006 is between AptarGroup, Inc., a Delaware corporation (the “Company”), and each of the institutions which is a signatory to this First Amendment (collectively, the “Noteholders”).

Recitals:

A.Pursuant to that certain Note Purchase Agreement dated as of July 31, 2006 (the “Note Purchase Agreement”) between the Company and each of the purchasers listed in Schedule A thereto, the Company has heretofore issued  $50,000,000 aggregate principal amount of Notes designated as its 6.04% Senior Notes, Series 2006-A, due July 31, 2016 (the “Series 2006-A Notes”).

B.The Noteholders are the holders of more than 50% of the principal amount of the Series 2006-A Notes outstanding as of the date of this First Amendment (exclusive of Notes owned by the Company or any of its Affiliates).

C.The Company and the Noteholders now desire to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.

Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

Section 1.          Amendments.

Section 1.1.  Section 10.2(i) of the Note Purchase Agreement shall be and is hereby amended by deleting the period at the end of the first sentence and adding the following proviso at the end of the first sentence:

and provided, further, that no Lien created, assumed or incurred pursuant to this Section 10.2(i) shall secure the Bank Credit Agreement or related guaranties unless the Notes are also secured equally and ratably pursuant to an agreement reasonably satisfactory to the Required Holders.

Section 1.2.  The following shall be added as a new Section 22.8 to the Note Purchase Agreement:

Section 22.8.  FASB 159.  For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness using an amount other than par (as permitted by FASB 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

AptarGroup, Inc.	First Amendment

Section 1.3.  Schedule B of the Note Purchase Agreement shall be and is hereby amended by deleting the definition of “Capital Lease” and replacing it with the following:

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP as in effect on November 30, 2010.

Section 1.4.  The following shall be added as a new definition in alphabetical order to Schedule B of the Note Purchase Agreement:

“Bank Credit Agreement” means that certain Amended and Restated Multicurrency Credit Agreement dated as of July 31, 2006 among the Company, AptarGroup Holding SAS, Bank of America, N.A., as administrative agent, and the other commercial banks from time to time parties thereto, as the same may from time to time be amended, modified, extended, replaced, refinanced or renewed.

Section 2.          Representations and Warranties of the Company.

Section 2.1.  To induce the Noteholders to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to the Noteholders that:

(a)this First Amendment constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(b)the Note Purchase Agreement, as amended by this First Amendment, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

AptarGroup, Inc.	First Amendment

(c)this First Amendment has been duly authorized by all necessary corporate action on the part of the Company;

(d)the execution, delivery and performance by the Company of this First Amendment (i) does not require the consent or approval of any Governmental Authority and (ii) will not (A) violate (1) any provision of law, statute, rule or regulation of any Governmental Authority applicable to the Company, other than violations that would not reasonably be expected to have a Material Adverse Effect, (2) the Company’s certificate of incorporation or bylaws, (3) any order of any court, arbitrator or Governmental Authority applicable to the Company or (4) any provision of any Material indenture or any other Material agreement or instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute a default under any Material indenture or any other Material agreement or instrument referred to in clause (ii)(A)(4) of this Section 2.1(d); and

(e)as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing.

Section 3.          Conditions to Effectiveness of This First Amendment.

Section 3.1.  This First Amendment shall not become effective until, and shall become effective when,  executed counterparts of this First Amendment, duly executed by the Company and the holders of more than 50% of the principal amount of the Series 2006-A Notes outstanding as of the date of this First Amendment (exclusive of Notes owned by the Company or any of its Affiliates), shall have been delivered to the Noteholders or their special counsel.

Section 4.          [Reserved].

Section 5.          Miscellaneous.

Section 5.1.  Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.

Section 5.2.  This First Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes shall remain in full force and effect.

Section 5.3.  Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Purchase Agreement without making specific reference to this First Amendment, but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

AptarGroup, Inc.	First Amendment

Section 5.4.  The descriptive headings of the various sections of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.  The Note Purchase Agreement and this First Amendment embody the entire agreement and understanding between each Noteholder and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 5.5.  This First Amendment shall be governed by and construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois, excluding choice-of-law principles of the law of such State that would permit or require the application of the laws of a jurisdiction other than such State.

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AptarGroup, Inc.	First Amendment

Section 5.6.  This First Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

AptarGroup, Inc.

By	/s/ Robert W. Kuhn
Robert W. Kuhn
Executive Vice President and Chief
Financial Officer

First Amendment to 2006 Note Purchase Agreement

AptarGroup, Inc.	First Amendment

Accepted and Agreed to:

American Family Life Insurance Company

	By	/s/ Phillip Hannifan
Phillip Hannifan
Investment Manager

First Amendment to 2006 Note Purchase Agreement

AptarGroup, Inc.	First Amendment

Accepted and Agreed to:

American United Life Insurance Company

	By	/s/ John C. Mason
John C. Mason
V.P. Fixed Income Securities

The State Life Insurance Company

	By	American United Life Insurance
Company, Its Agent

	By	/s/ John C. Mason
John C. Mason
V.P. Fixed Income Securities

First Amendment to 2006 Note Purchase Agreement

AptarGroup, Inc.	First Amendment

Accepted and Agreed to:

Blue Cross and Blue Shield of Florida,
Inc.

By: Advantus Capital Management, Inc.

	By	/s/ James W. Tobin
James W. Tobin
Vice President

Colorado Bankers Life Insurance
Company

	By	Advantus Capital Management, Inc.

	By	/s/ Merlin Erickson
Merlin Erickson
Vice President

Great Western Insurance Company

	By:	Advantus Capital Management, Inc.

	By	/s/ Drew R. Smith
Drew R. Smith
Vice President

Trustmark Insurance Company

	By:	Advantus Capital Management, Inc.

	By	/s/ Rose A. Lambros
Rose A. Lambros
Vice President

First Amendment to 2006 Note Purchase Agreement

AptarGroup, Inc.	First Amendment

Accepted and Agreed to:

State Farm Life Insurance Company

	By	/s/ Julie Hoyer
Julie Hoyer
Senior Investment Officer

	By	/s/ Jeffrey T. Attwood
Jeffrey T. Attwood
Investment Officer

First Amendment to 2006 Note Purchase Agreement